Exhibit 99.1

HERSHA HOSPITALITY TRUST
510 Walnut Street | 9th Floor
Philadelphia | PA | 19106
p. 215.238.1046 | f. 215.238.0157
hersha.com

HERSHA HOSPITALITY ANNOUNCES SECOND QUARTER RESULTS

- Consolidated Hotel RevPAR Improved 8.2% -
- Consolidated Hotel Occupancy of 81% -
- Manhattan Portfolio RevPAR Growth of 12.3% -
- Delivered Record Same Store Portfolio EBITDA Margins of 43.9% -

Philadelphia, PA, July 31, 2012 -- Hersha Hospitality Trust (NYSE: HT), owner of upscale hotels in urban gateway markets, today announced results for the second quarter ended June 30, 2012.

Second Quarter 2012 Financial Results

For the second quarter ended June 30, 2012, net income applicable to common shareholders significantly improved $6.5 million to $13.1 million, primarily driven by gains realized on disposition of hotel properties, compared to net income of $6.6 million for the comparable quarter of 2011.

Adjusted Funds from Operations (“AFFO”) in the second quarter increased by 6.1% or $1.5 million to $26.7 million, compared to the second quarter of 2011.  AFFO per diluted common share and unit of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) was consistent with the prior year quarter at $0.14.  The Company’s weighted average diluted common shares and OP Units outstanding was approximately 196.3 million in the second quarter of 2012, up from approximately 181.0 million in the comparable quarter of 2011.

An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.

Mr. Jay H. Shah, the Company’s Chief Executive Officer, stated, “During the second quarter we sustained our solid portfolio performance as we delivered industry leading RevPAR growth and our same store hotel’s quarterly EBITDA margins climbed to the highest in our history.  Having assembled a portfolio of high quality hotels in key urban markets with strong demand drivers, we ran solid occupancy of 82% in our same store portfolio, and 92% in Manhattan with effective sellouts five nights a week.  While we are not forecasting significant improvement in broader economic conditions and consumer sentiment through the balance of the year, we expect that the high occupancy levels and existing demand trends in our markets will enable further rate growth as the year progresses, allowing us to continue to drive margin growth even as our portfolio reaches new peak margins.”

“We also remain focused on strengthening our financial flexibility and have completed several notable transactions during the quarter.  We acquired two hotels in the second quarter, one which provided us with an extremely attractive entry point into the downtown Boston market, and one which further simplified our capital structure via the purchase of the remaining interest of a joint venture property in Manhattan.  We also successfully completed an opportunistic capital raise of over $134 million and took advantage of a favorable interest rate environment to refinance the Hotel 373 Fifth Avenue in Manhattan and the Holiday Inn Express – South Boston.  We have assembled a very strong portfolio that has significant embedded growth with the anticipated opening of two new Manhattan hotels, the Hyatt Union Square and the Hampton Inn Pearl Street, the opening of the new tower at the Courtyard Miami Beach, along with the continued stabilization of our recently opened and acquired hotels,” Mr. Shah concluded.

Second Quarter 2012 Operating Results

For the quarter ended June 30, 2012, revenue per available room (“RevPAR”) for the Company's consolidated hotels, 55 hotels at June 30, 2012 compared to 51 hotels as of June 30, 2011, was up 8.2% to $135.42 compared to $125.11 in the prior year period.  The Company’s ADR for its consolidated hotels increased by 5.9% to $167.29, while occupancy for its consolidated hotels increased by 172 basis points to 80.95%.

Hotel EBITDA for the Company’s consolidated hotels grew approximately 20.2% or $6.7 million to $39.8 million for the quarter ended June 30, 2012 compared to the same period in 2011.  Hotel EBITDA margins were 41.4% in the second quarter of 2012 compared to 42.6% in the same quarter of 2011.  Excluding the Rittenhouse Hotel and the Sheraton Wilmington South which were acquired or opened within the past year and are full service hotels with a meaningfully lower average operating margin than the Company average, Hotel EBITDA margins increased by 90 basis points year over year.

On a same-store basis (49 hotels), RevPAR for the Company’s consolidated hotels for the quarter ended June 30, 2012 was up 7.8% to $136.66 compared to $126.80 in the prior year period. ADR for the Company’s same-store consolidated hotels increased by 4.8% to $167.45, while occupancy for its same-store consolidated hotels increased by 2.3% to 81.62%.

Hotel EBITDA for the Company’s same-store consolidated hotels for the quarter ended June 30, 2012 increased approximately 9.4% or $3.1 million to $36.0 million compared to the quarter ended June 30, 2011.  Hotel EBITDA margins for the Company’s same-store consolidated hotels increased by 70 basis points to a record high 43.9% in the second quarter of 2012 compared to 43.2% in the second quarter of 2011.

In addition to Manhattan, the Company’s top performing markets during the quarter were Boston and Urban Philadelphia which recorded RevPAR growth of 14.3% and 13.6%, respectively.  The Company’s Urban Washington D.C. hotel cluster also had a strong quarter with the Hampton Inn Downtown-Convention Center and the newly renovated Capitol Hill Hotel achieving 7.0% and 22.4% RevPAR growth in the quarter, respectively.

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New York City and Manhattan

The New York City hotel portfolio, which includes the five boroughs, consisted of 15 hotels as of June 30, 2012. For the second quarter of 2012, the Company’s same-store New York City hotel portfolio (15 hotels) recorded a 9.4% increase in RevPAR to $196.92 driven by a 4.8% increase in ADR to $214.77 and a 3.9% increase in occupancy to 91.69%.  Hotel EBITDA margins grew 50 basis points to 47.3%.

The Manhattan hotel portfolio consisted of 12 hotels as of June 30, 2012. For the second quarter of 2012, the Company’s same-store Manhattan hotel portfolio (12 hotels) recorded a 12.3% increase in RevPAR to $211.56 driven by a 6.8% increase in ADR to $229.11 and a 4.5% increase in occupancy to 92.34%.  Hotel EBITDA margins grew 160 basis points to 49.8% due primarily to the ongoing ADR-driven growth and continued cost controls at the properties.

Financing

As of June 30, 2012, the Company had $30.0 million of borrowings on its $250.0 million secured credit facility and $57.8 million in cash and escrows. Excluding borrowings under the Company’s secured credit facility, approximately 97.4% of the Company’s consolidated debt as of June 30, 2012 is fixed rate debt or effectively fixed through interest rate swaps and caps and has a weighted average interest rate of approximately 5.71%.  The weighted average life to maturity of total consolidated debt is approximately 5.3 years, excluding borrowings under the Company’s secured credit facility.

During the second quarter, the Company sold 24.0 million common shares for gross proceeds of approximately $134.4 million. The Company used the net proceeds of the offering to repay outstanding indebtedness under its revolving line of credit and for general corporate purposes, including the funding of future acquisitions.

The Company refinanced two loans during the quarter, the Hotel 373 Fifth Avenue in Manhattan and the Holiday Inn Express in South Boston.  The new $19.0 million loan on Hotel 373 has an interest rate of LIBOR plus 3.85% and matures in June 2017.  The $8.0 million loan on the Holiday Inn Express – South Boston matures in June 2027 and has a fixed interest rate of 4.25% until June 2017.

Acquisitions

The Company purchased the remaining 50% interest it did not previously own in the 228-room Holiday Inn Express 29th Street in New York, NY. Including its initial investment at the commencement of operations in February 2007, the total consideration was $87.5 million, or $384,000 per key, which represents an 8.2% cap rate on 2012 results.  The Company’s purchase of the remaining ownership in the joint venture for $10.0 million follows its February 2007 purchase of a 50% ownership stake for $7.5 million.  Subsequent to the acquisition, the Company repaid $15.0 million of outstanding mezzanine debt on this asset.

Additionally, the Company acquired the 80-room Bulfinch Hotel in downtown Boston’s West End neighborhood for $18.2 million, or $228,000 per key.  The Bulfinch is the Company’s first hotel in the Boston central business district, and the Company is repositioning the asset to appeal to the highly desirable urban transient and lifestyle oriented traveler. The Company plans to invest approximately $2.5 million over the next 12 to 18 months in the hotel to upgrade guest rooms, improve the food and beverage platform, reconfigure the fitness and business amenities and to add an additional guestroom.

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Subsequent Event

In July 2012, the Company refinanced the outstanding debt on its Courtyard Miami Beach Oceanfront. The new $60.0 million loan has a fixed interest rate of 4.32% and is interest only for the full four-year term. The loan is scheduled to mature in July 2016 and maintains a one year extension option. The initial funding is $45.0 million, with three additional draws of $5.0 million every 90 days to fund the previously disclosed construction of the new 93-room oceanfront tower.  With the refinancing of this loan, the Company has no additional maturities in 2012.

Outlook for 2012

The Company is reiterating its operating expectations for the remainder of 2012 as the Company continues to see strong year over year trends in its markets.  Based on management’s current outlook, which does not assume improvement in the macro-economic environment, the Company is reiterating the following operating expectations for 2012 as follows:

Metric	2012 Expectation
Total consolidated RevPAR growth:	7.0% to 9.0%

Total consolidated portfolio Hotel EBITDA margins:	Remain consistent with 2011 Hotel EBITDA margins

Total consolidated portfolio Hotel EBITDA margins excluding certain hotels(1):	Improvement of 125 basis points to 175 basis points

Same-store consolidated RevPAR growth:	6.0% to 8.0%

Same-store consolidated Hotel EBITDA margin improvement:	Improvement of 100 basis points to 150 basis points

(1) Total portfolio Hotel EBITDA margins are expected to be impacted by the addition of two new hotels in New York City, the Hyatt Union Square and the Hampton Inn Pearl Street, the addition of the Rittenhouse Hotel, and the commencement of operations at the Sheraton Wilmington South.

Dividend

For the second quarter of 2012, the Company paid dividends of $0.06 per common share and OP Unit and $0.50 per Series A and Series B preferred share.

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Second Quarter 2012 Conference Call

The Company will host a conference call to discuss its financial results at 9:00 AM Eastern time on Wednesday, August 1, 2012.  A live webcast of the conference call will be available online on the Company’s website at www.hersha.com.  The conference call can be accessed by dialing (888) 500-6973 or (719) 325-2180 for international participants.  A replay of the call will be available from 12:00 noon Eastern Time on August 1, 2012, through midnight Eastern Time on August 15, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international participants.  The passcode for the call and the replay is 7204605.  A replay of the webcast will be available on the Company’s website for a limited time.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns 64 hotels in major urban gateway markets including New York City, Washington DC, Boston, Philadelphia, Los Angeles and Miami totaling 9,221 rooms.  HT follows a highly selective investment approach and leverages operational advantage through rigorous and sustainable asset management practices.  For further information on the Company visit our website at www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  These forward-looking statements may include statements related to the Company’s ability to outperform, the ongoing recovery of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the completion of acquisitions under contract, the Company’s ability to identify and complete the acquisition of hotel properties in new markets, the Company’s ability to enter into contracts for and complete the disposition of non-core assets, the Company’s ability to complete the hotel redevelopment projects, the Company’s ability to increase margins, including Hotel EBITDA margins, and the Company’s operating expectations for the full 2012 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company with the Securities and Exchange Commission on February 29, 2012 and other documents filed by the Company with the Securities and Exchange Commission.

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HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)

	June 30, 2012	December 31, 2011
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation, (including consolidation of variable interest entity assets of $90,134)	$1,470,808	$1,340,876
Investment in Unconsolidated Joint Ventures	16,389	38,839
Development Loans Receivable	33,425	35,747
Cash and Cash Equivalents	33,291	24,568
Escrow Deposits	24,471	27,321
Hotel Accounts Receivable, net of Allowance for Doubtful Accounts of $539 and $495	13,330	11,353
Deferred Financing Costs, net of Accumulated Amortization of $9,059 and $9,138	7,618	9,023
Due from Related Parties	9,141	6,189
Intangible Assets, net of Accumulated Amortization of $1,633 and $1,357	9,415	8,013
Deposits on Hotel Acquisitions	34,500	19,500
Other Assets	16,404	15,651
Hotel Assets Held for Sale	-	93,829

Total Assets	$1,668,792	$1,630,909

Liabilities and Equity:
Line of Credit	$30,000	$51,000
Mortgages and Notes Payable, including net Unamortized Premium (including consolidation of variable interest entity debt of $58,013)	709,344	707,374
Accounts Payable, Accrued Expenses and Other Liabilities	32,451	31,140
Dividends and Distributions Payable	15,615	13,908
Due to Related Parties	4,383	2,932
Liabilities Related to Assets Held for Sale	-	61,758

Total Liabilities	791,793	868,112

Redeemable Noncontrolling Interests - Common Units	$16,175	$14,955

Equity:
Shareholders' Equity:
Preferred Shares: 8% Series A, $.01 Par Value, 29,000,000 shares authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000) at June 30, 2012 and December 31, 2011	24	24
Preferred Shares: 8% Series B, $.01 Par Value, 4,600,000 shares authorized, 4,600,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $115,000) at June 30, 2012 and December 31, 2011	46	46
Common Shares: Class A, $.01 Par Value, 300,000,000 Shares Authorized at June 30, 2012 and December 31, 2011, 198,440,233 and 169,969,973 Shares Issued and Outstanding at June 30, 2012 and December 31, 2011, respectively	1,984	1,699
Common Shares: Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(1,325)	(1,151)
Additional Paid-in Capital	1,173,674	1,041,027
Distributions in Excess of Net Income	(330,858)	(310,974)
Total Shareholders' Equity	843,545	730,671

Noncontrolling Interests:
Noncontrolling Interests - Common Units	16,366	16,864
Noncontrolling Interests - Consolidated Joint Ventures	-	307
Noncontrolling Interests - Consolidated Variable Interest Entity	913	-
Total Noncontrolling Interests	17,279	17,171

Total Equity	860,824	747,842

Total Liabilities and Equity	$1,668,792	$1,630,909

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HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenues:
Hotel Operating Revenues	$96,136	$77,669	$160,989	$126,803
Interest Income from Development Loans	518	1,063	1,139	2,154
Other Revenue	52	85	114	150
Total Revenues	96,706	78,817	162,242	129,107

Operating Expenses:
Hotel Operating Expenses	50,994	39,444	91,345	70,747
Hotel Ground Rent	214	255	408	511
Real Estate and Personal Property Taxes and Property Insurance	5,168	4,860	10,279	9,422
General and Administrative	3,074	2,116	6,109	4,010
Stock Based Compensation	2,266	1,785	4,399	3,270
Acquisition and Terminated Transaction Costs	124	1,301	1,082	2,116
Depreciation and Amortization	14,144	12,612	27,585	24,748
Total Operating Expenses	75,984	62,373	141,207	114,824

Operating Income	20,722	16,444	21,035	14,283

Interest Income	345	117	452	219
Interest Expense	10,441	10,163	21,924	19,371
Other Expense	287	283	523	566
Loss on Debt Extinguishment	240	34	246	34
Income (Loss) before Income (Loss) from Unconsolidated Joint Venture Investments and Discontinued Operations	10,099	6,081	(1,206)	(5,469)

Unconsolidated Joint Ventures
Income (Loss) from Unconsolidated Joint Ventures	414	(198)	(316)	(1,179)
(Loss) Gain from Remeasurement of Investment in Unconsolidated Joint Ventures	(224)	2,757	(224)	2,757
Income (Loss) from Unconsolidated Joint Venture Investments	190	2,559	(540)	1,578

Income (Loss) from Continuing Operations	10,289	8,640	(1,746)	(3,891)

Discontinued Operations
Gain on Disposition of Hotel Properties (1)	6,950	-	11,452	-
Income (Loss) from Discontinued Operations	150	708	(231)	(1,179)
Income (Loss) from Discontinued Operations	7,100	708	11,221	(1,179)

Net Income (Loss)	17,389	9,348	9,475	(5,070)

(Income) Loss Allocated to Noncontrolling Interests	(796)	(459)	(55)	618
Preferred Distributions	(3,500)	(2,299)	(7,000)	(3,499)

Net Income (Loss) Applicable to Common Shareholders	$13,093	$6,590	$2,420	$(7,951)

Earnings per Share:
BASIC
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.03	$0.04	$(0.05)	$(0.04)
Income (Loss) from Discontinued Operations	0.04	0.00	0.06	(0.01)

Net Income (Loss) Applicable to Common Shareholders	$0.07	$0.04	$0.01	$(0.05)

DILUTED
Income (Loss) from Continuing Operations Applicable to Common Shareholders	$0.03	$0.04	$(0.05)	$(0.04)
Income (Loss) from Discontinued Operations	0.04	0.00	0.06	(0.01)

Net Income (Loss) Applicable to Common Shareholders	$0.07	$0.04	$0.01	$(0.05)

Weighted Average Common Shares Outstanding:
Basic	186,264,437	168,672,936	178,345,932	168,504,893
Diluted	189,011,990	173,687,233	178,345,932	168,504,893

(1) In the second quarter of 2012, we recorded an adjustment that increased gain on disposition of hotel properties by $1,950. This adjustment was made after completing an analysis that determined a liability was not properly written off when a hotel property was sold during the first quarter of 2012. After evaluating the quantitative and qualitative effects of this adjustment, we have concluded that the impact on the Company’s prior interim period and current interim period consolidated financial statements was not material.  This adjustment has no effect on gain on the disposition of hotel properties for the six months ended June 30, 2012.

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Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that noncontrolling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shareholders, includes loss from the impairment of certain depreciable assets, our investment in unconsolidated joint ventures and land, depreciation and amortization expenses, gains or losses on property sales, noncontrolling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.  We determined that the loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, was driven by a measurable decrease in the fair value of certain hotel properties and other assets as determined by our analysis of those assets in accordance with applicable GAAP.  As such, these impairments have been eliminated from net income (loss) to determine FFO.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

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FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

Certain amounts related to depreciation and amortization and depreciation and amortization from discontinued operations in the prior year FFO reconciliation have been recast to conform to the current year presentation.  In addition, based on guidance provided by NAREIT, we have eliminated loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, from net (income) loss to arrive at FFO in each year presented.  The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

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HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income (loss) applicable to common shares	$13,093	$6,590	$2,420	$(7,951)
Income (loss) allocated to noncontrolling interest	796	459	55	(618)
(Income) loss from unconsolidated joint ventures	(190)	(2,559)	540	(1,578)
Gain on disposition of hotel properties	(6,950)	-	(11,452)	-
Depreciation and amortization	14,144	12,612	27,585	24,748
Depreciation and amortization from discontinued operations	1	1,830	26	3,710
FFO allocated to noncontrolling interests in consolidated joint ventures	(139)	(101)	-	239
Funds from consolidated hotel operations applicable to common shares and Partnership units	20,755	18,831	19,174	18,550

Income (loss) from unconsolidated joint venture investments	190	2,559	(540)	1,578
Less:
Loss (gain) from remeasurement of investment in unconsolidated joint ventures	224	(2,757)	224	(2,757)
Add:
Depreciation and amortization of purchase price in excess of historical cost	257	566	577	1,091
Interest in depreciation and amortization of unconsolidated joint ventures	2,043	1,786	2,704	1,988
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	2,714	2,154	2,965	1,900

Funds from Operations applicable to common shares and Partnership units	23,469	20,985	22,139	20,450

Add:
FFO allocated to noncontrolling interests in consolidated joint ventures	139	101	-	(239)
Non-cash stock compensation expense	2,266	1,785	4,399	3,270
Acquisition and terminated transaction costs	124	1,301	1,082	2,116
Amortization of deferred financing costs	484	853	1,501	1,630
Amortization of discounts and premiums	(35)	53	(3)	104
Deferred financing costs written off in debt extinguishment	240	34	246	34
Straight-line amortization of ground lease expense	2	62	36	124

Adjusted Funds from Operations	$26,689	$25,174	$29,400	$27,489

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.14	$0.14	$0.16	$0.15

Diluted Weighted Average Common Shares and Units Outstanding	196,269,594	180,982,024	187,794,963	180,961,276

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Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net income (loss) applicable to common shares	$13,093	$6,590	$2,420	$(7,951)
Less:
(Income) loss from unconsolidated joint ventures	(190)	(2,559)	540	(1,578)
Gain on disposition of hotel properties	(6,950)	-	(11,452)	-
Interest income	(345)	(117)	(452)	(219)
Add:
Income (loss) allocated to noncontrolling interest	796	459	55	(618)
Distributions to Preferred Shareholders	3,500	2,299	7,000	3,499
Interest expense from continuing operations	10,441	10,163	21,924	19,371
Interest expense from discontinued operations	189	1,425	1,201	2,840
Deferred financing costs written off in debt extinguishment	240	34	246	34
Depreciation and amortization from continuing operations	14,144	12,612	27,585	24,748
Depreciation and amortization from discontinued operations	1	1,830	26	3,710
Acquisition and terminated transaction costs	124	1,301	1,082	2,116
Non-cash stock compensation expense	2,266	1,785	4,399	3,270
Straight-line amortization of ground lease expense	2	62	36	124

Adjusted EBITDA from consolidated hotel operations	37,311	35,884	54,610	49,346

Income (loss) from unconsolidated joint venture investments	190	2,559	(540)	1,578
Less:
Loss (gain) on remeasurement of investment in unconsolidated joint ventures	224	(2,757)	224	(2,757)
Add:
Depreciation and amortization of purchase price in excess of historical cost	257	566	577	1,091
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	6,324	4,967	9,634	7,650

Adjusted EBITDA from unconsolidated joint venture operations	6,995	5,335	9,895	7,562

Adjusted EBITDA	$44,306	$41,219	$64,505	$56,908

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page| 11

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.

Contact:
Ashish Parikh, CFO

Ph: (215) 238-1046

510 Walnut Street. 9th Floor | Philadelphia. PA. 19106 | p. 215.238.1046 | f. 215.238.0157	Page| 12